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                                                                  Exhibit 4.19.1



                                  (ALLEN & GLEDHILL ADVOCATES & SOLICITORS LOGO)

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                                Dated 8 July 2005



                         SINGAPORE TECHNOLOGIES PTE LTD


                                       and


                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD



                     AGREEMENT FOR SUB-LICENCE AND SUB-LEASE



                                                     ALLEN & GLEDHILL
                                                     ONE MARINA BOULEVARD #28-00
                                                     SINGAPORE 018989

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THIS AGREEMENT is made on 8 July 2005 BETWEEN:

(1) SINGAPORE TECHNOLOGIES PTE LTD, a company incorporated in Singapore and having its registered office at at 51 Cuppage Road #09-01 StarHub Centre Singapore 229469 (hereinafter called "ST" which expression shall include its successors-in-title);

(2) CHARTERED SEMICONDUCTOR MANUFACTURING LTD, a company incorporated in Singapore and having its registered office at 60 Woodlands Industrial Park D Street 2, Singapore 738406 (hereinafter called "CHRT" which expression shall include its successors-in-title and permitted assigns).

WHEREAS:

(A) ST has entered into a Building Agreement (the "BUILDING AGREEMENT" which expression shall include all variations thereof and supplements thereto) dated 21 April 2005 with Jurong Town Corporation ("JTC" which expression shall include its successors-in-title and assigns) in respect of the land more particularly described in the FIRST SCHEDULE hereto (the "PROPERTY") for the construction of factory buildings and other structures therein and for the installation of equipment fixtures and fittings thereof for the purpose of wafer fabrication plant operations in accordance with the terms and conditions contained in the Building Agreement.

(B)  Under the terms of the Building Agreement, JTC has agreed to:

     1.   grant a licence to ST to enter upon the Property for a period of three
          (3) years commencing from 16 May 2000; and

     2. lease the Property to ST for a term of thirty (30) years (the "HEAD LEASE") commencing from 16 May 2000 upon compliance with the conditions set out in Clause 4 of the Building Agreement,

     on the terms and conditions set out therein.

(C)  With the consent of JTC, ST has agreed:

     1. to grant a sub-licence to CHRT for a period of three (3) years (less one (1) day) commencing from the Commencement Date; and

     2. that upon the completion of the Development and subject to compliance with the conditions set out in this Agreement, ST shall grant to CHRT a sub-lease of the Property for a term of thirty (30) years less one
          (1) day commencing from 16 May 2000,

     on the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

1. In this Agreement, the following expressions shall have the following meanings:

     "COMMENCEMENT DATE" means 16 May 2000;

     "DEVELOPMENT" means the construction on the Property of factory buildings and other structures therein and the installation thereon of equipment fixtures and fittings thereof for the purpose of slurry treatment and its ancillary activities only operations in accordance with the terms and conditions contained in the Building Agreement;

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     "SUB-LICENCE PERIOD" means the period of three (3) years less one (1) day commencing from and including the Commencement Date.

2. For the Sub-Licence Period or for such further period as may be extended by ST, CHRT shall have the licence and authority to enter upon the Property for the carrying out of the works relating to the Development in accordance with the stipulations hereinafter contained and as contained in the Building Agreement and for no other purpose.

3.   CHRT hereby agrees to perform and observe the following stipulations:

3.1 To hold the Property until the same shall be comprised in a sub-lease to be granted as hereinafter provided as licensee upon the same terms relating to the sub-lease referred to in Clause 3.2 herein at the same rent and subject to the same covenants and stipulations so far as applicable as if a sub-lease thereto has been actually granted and so that ST shall have all the remedies by whatsoever means for rent in arrears that are incidental to the relationship of landlord and tenant but so that nothing herein contained shall be construed as creating a legal demise or any greater interest in the licence than a tenancy at will;

3.2 To pay in advance as from the Commencement Date a licence fee, calculated at the same rate and on the dates specified as for the rent reserved in the sub-lease of the Property in the SECOND SCHEDULE hereto as if such sub-lease has actually been granted;

3.3 To pay on JTC's behalf to the Comptroller of Property Tax an amount equivalent to the sum payable by JTC as property tax in respect of the Property improvements and structures thereon during the Sub-Licence Period or of such extended period (if any) permitted under Clause 4.3 hereof by way of additional licence fee or for the period prior to the issue of the sub-lease to be granted under Clause 6 herein;

3.4 To pay interest at the rate of 8.5% per annum or such higher rate as may be determined from time to time by ST in respect of any outstanding amount payable by CHRT under this Agreement from the date such amount becomes due until payment in full is received by ST.

3.5 To pay to ST all survey fees and other charges including those payable to and claimed by the relevant Government Planning Authorities for the survey of the Property for the purpose of sub-division of the land of which the Property forms part and the preparation and issue of a Certificate of Title PROVIDED THAT JTC shall have the right to employ its own surveyor to carry out the said survey in which event CHRT shall bear all costs incurred.

3.6  At the cost and expense of CHRT:

     3.6.1 to engage a professional engineer to carry out soil investigations to advise on the soil conditions and to design structurally sound buildings proposed to be erected taking into consideration the condition of the Property; and

     3.6.2 to execute such work as may be required to be done in respect of the state and condition of the Property (especially its ground levels, topography and soil conditions) which state and condition CHRT shall be deemed to have full knowledge.

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     3.6.3 Without prejudice to sub-clauses 3.6.1 and 3.6.2 above to submit full and complete plans as follows:

           (i) the plans shall show the site layout, landscaping, perspectives, elevations and specifications of the buildings and other structures proposed to be erected on the Property;

           (ii) the plans shall be submitted within three (3) months from the date hereof, firstly to the ST for ST's and JTC's prior written approval and then to the relevant governmental and statutory authorities for their prior written approval;

           (iii) the plans shall comply with all relevant laws and regulations including the Planning Act, the Building Control Act, the Fire Safety Act, and the Environmental Pollution Control Act,

     PROVIDED THAT:

           (iv) JTC and ST may give or refuse their approval at their absolute discretion and in exercising such discretion may choose to take into consideration whether the plans comply with JTC and ST's aesthetic control guidelines or are satisfactory from the point of view of, amongst others, layout, site utilisation, landscaping, materials for construction or facades, type, colour and appearance of buildings and other structures; and

           (v) the plans approved by JTC and ST shall not be amended without the prior written approval of JTC and ST regardless of whether the amendments have been approved by the relevant governmental and statutory authorities.

3.7 At its own cost to commence erection on the Property either within six (6) months from the Commencement Date or within one (1) month from the date of approval of the plans by the relevant Government Building Authorities, whichever is the earlier, and in a substantial and workman-like manner with the best materials of their available kinds and in conformity in every respect with the plans approved by ST and JTC and the relevant Government Building Authorities to finish the Development so as to be completely fit for immediate occupation and operation within the Sub-Licence Period PROVIDED ALWAYS THAT:

     3.7.1 in the planning, erection, construction and completion of the said buildings to be comprised in the Development, to develop Private Lots A12787, A12787(a), A12787(b), A12787(d), A12787(e), A12787(k) and any
           other land that may be occupied by CHRT within Woodlands Industrial Park D to a gross plot ratio of not less than 0.6 but not more than
           1.4 and in the event that the aforesaid gross plot ratio exceeds 1.4 CHRT shall obtain the prior written consent of JTC, ST and the relevant governmental and statutory authorities and at its own cost and expense be responsible for all developmental charges/differential premium and any other charges that may be payable in consequences thereof and in addition pay to JTC or ST an additional land premium to be determined by JTC or ST in their absolute discretion;

     3.7.2 CHRT shall not install or use any electrical installation, machine or apparatus that may cause or causes heavy power surge, high frequency voltage and current, air borne noise, vibration or any electrical or mechanical interference or disturbance whatsoever which may prevent or prevents in any way the service or use of any

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           communication system or affects the operation of other equipment, installations, machinery, apparatus or plants of other licensees; and

     3.7.3 CHRT shall engage, at its own cost and expense, a Qualified Person (as defined in the Building Control Act) to certify to ST and JTC, in JTC's required format, on or before 15 November 2003 that the said works have been completed in accordance with and strictly comply in each and every way with the plans approved by ST and JTC.

3.8 At its own cost to take such steps and execute such works upon the Property as may be necessary for the protection of shores and embankments if any and for the prevention of earth-slip erosion of soil and failure of slopes expeditiously in a workman-like manner and to the satisfaction of ST and JTC and other relevant governmental and statutory authorities.

3.9 If CHRT shall fail to complete the Development and to commence operations within the period specified in Clause 3.7.3 or within any extended period under Clause 4.3 hereof CHRT shall pay to ST a sum calculated at the rate of $200.00 per day as liquidated damages for the period during which the said buildings to be comprised in the Development shall so remain or have remained incomplete PROVIDED THAT such payment shall not prejudice any other right or remedy ST and JTC may have against CHRT including its right of re-entry under clauses 4.2 and 4.4.

3.10 To remove and replace any materials brought on the Property or used for the Development or any part thereof which ST or JTC shall require to be removed as being inferior or unfit and to make good any workmanship which ST or JTC shall consider imperfect and if CHRT fails to remedy such defects ST or JTC may enter upon the Property and remedy such defects at the expense of CHRT after expiry of fourteen (14) days' notice being given to CHRT to do so.

3.11 Not to erect or build or permit or suffer to be erected or built any building, structure or installation other than those conforming with the plans elevations sections and specifications approved by ST and JTC and the relevant Government Building Authorities nor to make any alterations in the external elevation of any of the said buildings to be comprised in the Development when erected without the prior consent in writing of ST and JTC.

3.12 In the erection and completion of the Development to do all acts and things required by and to perform the works in conformity in all respects with the provisions of any laws or regulations made thereunder and to pay and keep ST and JTC indemnified against all claims and other payments whatsoever which during the progress of the works may become payable in respect of the said works or of anything done under the authority herein contained and from time to time to discharge and pay all claims, assessments and outgoings now or at any time hereafter be chargeable against JTC or ST under any law or otherwise in regard to the Property, the said buildings or any structures or installations thereon.

3.13 Not to do or permit or suffer to be done in or upon the Property or any part thereof anything which in the opinion of ST or JTC may be or become a nuisance or annoyance or cause damage or inconvenience to ST or to JTC or to the licensees or occupiers of any adjoining or neighbouring premises or whereby any insurance for the time being effected

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     on the Property under sub-clause 3.18 herein may be rendered void or voidable or be in any way affected.

3.14 Not to sell or dispose of any earth, clay, gravel or sand from the Property or permit or suffer any of the same to be removed except so far as shall be necessary for the execution of the said works PROVIDED nevertheless that CHRT may use for the purpose of the said works any of the approved materials if so required.

3.15 Not without the prior consent in writing of ST and JTC to remove or permit or suffer to be removed until after completion of the buildings comprised in the Development in accordance with the provisions herein contained any building materials (other than inferior or unfit materials removed for the purpose of being replaced by proper materials) or plant which shall be brought upon the Property for the purpose of the Development.

3.16 Not without the prior consent in writing of ST and JTC to affix or exhibit or erect or paint or permit or suffer to be affixed or exhibited or erected or painted on or upon any part of the exterior of the Property or of the external walls or rails or fences thereof any nameplate, signboard, placard, poster or other advertisement or hoarding.

3.17 Not at any time to deposit or make up or manufacture or permit or suffer to be deposited made up or manufactured upon the Property any building or other materials except such as shall be actually required for the buildings to be erected on the Property in accordance with this Agreement and the Building Agreement and as soon as the buildings hereinbefore agreed to be erected shall be completed at its own expense to remove from the road or footpath adjoining the Property or the ground intended to be used for such road or footpath all building and other materials and waste whatsoever.

3.18 As soon as any of the said buildings comprised in the Development shall have reached a height of five (5) feet above ground level to insure the same to the full value thereof in the joint names of ST, JTC and CHRT against loss or damage by fire in some insurance office approved by JTC and ST and shall increase such insurance proportionately as the said buildings approach completion and to keep the same so insured until a sub-lease shall be granted as hereinafter provided and to pay all premiums thereof at least seven (7) days before the expiry date of such insurance policy and to produce to ST or JTC (if so directed by ST) or their respective agents without demand the policy or policies of such insurance and the receipt for each such payment and in the event the said buildings or any part thereof are destroyed or damaged by fire then to forthwith give to ST and JTC written notice of such destruction or damage and to forthwith cause all monies received by virtue of any such insurance to be forthwith laid out in rebuilding and reinstating the buildings to the satisfaction of ST and JTC and to make up any deficiency thereof out of its own monies, but the rebuilding and reinstatement shall in any event commence and be completed within the period specified by ST and JTC PROVIDED ALWAYS THAT if CHRT shall at any time fail to keep the Property insured as aforesaid ST or JTC may without being under any obligation to do so do all things necessary to effect or maintain such insurance and any monies expended by either ST or JTC for that purpose shall be repayable by CHRT on demand and be recovered forthwith from CHRT as a debt PROVIDED FURTHER THAT notwithstanding the covenant contained in this Clause 3.18, CHRT may exercise the option not to rebuild or reinstate the buildings subject to the following conditions:

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3.19 3.19.1 Without prejudice to Clause 4.2, CHRT shall give ST three (3)
            months' prior notice in writing to prematurely terminate this Agreement; and

     3.19.2 Forthwith pay or cause to be paid to ST or if ST so directs to JTC either party to whom CHRT acknowledges to be entitled to receive all monies received by virtue of such insurance.

3.20 Not to sell, assign, create a trust or agency, let, sublet or underlet charge, grant a licence or part with or share or in any way dispose of its interest under this Agreement, or the possession or occupation of the Property, or any part thereof or otherwise in any way dispose of the Property or any part thereof EXCEPT THAT, subject to ST's and JTC's prior written consent, which consent shall not be unreasonably withheld, CHRT may mortgage or charge its interest under this Agreement by way of assignment or debenture (as the case may be) to secure the repayment of such sum or sums as CHRT may require for the purpose only of erecting or completing the building or other structure to be built on the Property in accordance with the provisions of this Agreement and the Building Agreement PROVIDED THAT CHRT shall thereafter continue to be liable for the observance and performance of the several stipulations herein contained until the grant of the sub-lease as hereinafter provided.

3.21 Not to permit or suffer any person to occupy reside or make use of any building erected on the Property before a Temporary Occupation Permit or Certificate of Statutory Completion has been issued by or except with the permission of the relevant Governmental and Statutory authorities.

3.22 To make reasonable provision against and be responsible for all loss, injury and damage to any person (including loss of life) or property including that of ST and JTC for which CHRT may be held liable arising out of or in connection with the occupation and use of the Property and the buildings the structures erected thereon and to indemnify ST and JTC against all proceedings, claims, costs and expenses which ST or JTC may incur or for which ST or JTC may be held liable as a result of any act, neglect or default of CHRT its servants, contractors, sub-contractors, or agents or their respective servants.

3.23 To make good and sufficient provision for the safe and efficient disposal of all waste including but not limited to pollutants generated at the Property to the requirements and satisfaction of ST and JTC and other relevant Governmental and Statutory authorities PROVIDED THAT in the event of any default by CHRT under this covenant ST or JTC may carry out such remedial measures as they think necessary and all costs and expenses incurred thereby shall be recoverable forthwith from CHRT as a debt.

3.24 To construct an internal drainage system to the satisfaction of ST and JTC to ensure that all surface water collected is discharged into the public drains and will not flow into adjoining properties.

3.25 3.25.1 To submit plans for the construction of CHRT's temporary crossing, wash bay, silt trap and such like to ST and JTC for their approval.

     3.25.2 To construct and complete the said temporary crossing, wash bay, silt trap and such like as approved by ST and JTC within one (1) month of the commencement of erection on the Property in accordance with clause 3.7.

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     3.25.3  To maintain the said temporary crossing, wash bay, silt trap and such like in good condition at all times until removal.

     3.25.4 To construct and complete a permanent culvert within nine (9) months from the date hereof or any extension thereof as may be approved by ST and JTC.

     3.25.5 To remove the said temporary crossing, wash bay, silt trap and such like within one (1) month of the completion of the permanent culvert.

     3.25.6 To reinstate, within one (1) month of the completion of the permanent culvert, any damage to roads, roadside kerbs and sidetables, drains, turf, trees, services and the like to the satisfaction of ST, JTC and the relevant governmental and statutory authorities.

     3.25.7 To reinstate, within one (1) month of the completion of the said buildings and works, any damage to roads, roadside kerbs and sidetables, drains, turf, trees, services and the like to the satisfaction of ST, JTC and the relevant governmental and statutory authorities.

     3.25.8 To construct a permanent road access from the Property to the main road to the satisfaction of the relevant governmental and statutory authorities.

     3.25.9 Not to place any materials, equipment or any other thing on the roadside kerbs and sidetables and to be responsible for any damage to the roadside kerbs and sidetables.

     3.25.10 To daily wash and clean up the stretch of road, box culverts, drains and inlet chambers fronting the Property free of mud and silt, and clear away to the roadside kerbs and sidetables until completion of the said buildings and works;

     3.25.11 To take measures to prevent the road, box culverts, drains and inlet chambers fronting the Property from being silted or littered with debris, litter and the like.

     3.25.12 To provide a vehicle wash bay on the Property at all times until completion of the said buildings and works and to ensure that every vehicle which leaves the Property shall have been washed clean of soil and dirt.

     3.25.13 To ensure that there is no spillage of any earth, soil, grease, construction material or debris on or at any part of the surrounding estate and public roads bordering the estate.

     3.25.14 To be responsible for all damage to the footpaths, trees, road pavement, roadside kerbs and sidetables, box culverts and drains fronting the Property and to repair all damage immediately to ST and JTC's satisfaction.

     3.25.15 To confine all construction activities within the boundary of the Property.

     3.25.16 To erect aesthetically pleasing and safe hoarding approved by ST and JTC along the whole boundary of the Property before commencing any construction activities.

     3.25.17 To ensure that no unauthorized excavation works are carried out.

     3.25.18 To engage a Qualified Person to certify in writing to ST and JTC within one month after the completion of the said buildings and works that all the reinstatement and

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             construction works required under clause 3.25 and consequent excavation works have been carried out and completed satisfactorily.

     3.25.19 To remain responsible for any remedy any defects in the said reinstatement and construction works required under clause 3.25 and consequent excavation works even after the Qualified Person's certification or the return or expiry of the Deposit mentioned in clause 3.26.

3.26 3.26.1  To place with ST a deposit of Dollars Five Thousand Only
             ($5,000.00) (hereinafter referred to as "THE DEPOSIT") which shall be forfeited or from which deductions shall be made by ST or JTC in the event of a breach of any of the provisions in clause 3.25.

     3.26.2 To immediately make good any deductions from or any forfeiture of the Deposit so that the Deposit is at all times maintained at the sum of Dollars Five Thousand only ($5,000.00).

     3.26.3 If the Deposit is by way of a cash deposit then ST shall repay the same without interest to CHRT twelve (12) months after the Qualified Person's certification subject to the appropriate deductions, forfeiture or payments to ST and JTC for damages or other sums due to a breach of any of the provisions in clause 3.25.

     3.26.4 If the Deposit is by way of a banker's guarantee then ST shall return the said guarantee to CHRT twelve (12) months after the Qualified Person's certification subject to appropriate deductions, forfeiture or payments to ST and JTC for damages or other sums due to a breach of any of the provisions in clause 3.25.

     3.26.5 Any forfeiture of or deductions from the Deposit shall be without prejudice to the rights and remedies of ST and JTC contained in this Agreement and the Lease.

3.27 At its own cost to plant and maintain trees and landscape the Property in accordance with all the requirements of the relevant Governmental and Statutory authorities.

3.28 At its own cost to execute such work as may be necessary to divert existing utility services such as pipes, cables and the like (if any) to the requirements and satisfaction of ST and JTC and other relevant Governmental and Statutory authorities.

3.29 3.29.1  If CHRT shall at any time be found to have encroached upon any area beyond the allocated boundaries of the Property, CHRT shall at its own cost and expense, but without prejudice to any other right or remedy ST or JTC may have against CHRT, immediately or within the time specified (if any) by ST or JTC rectify and remove the encroachment to the satisfaction of ST and JTC and pay to ST or JTC such compensation as may be specified by ST or JTC.

     3.29.2 If, however, ST or JTC in their absolute discretion permit CHRT to regularise and retain the encroached area or any part thereof upon such terms and conditions as may be stipulated by ST or JTC and any other relevant Governmental and Statutory authorities, CHRT shall pay licence fee on the encroached area with retrospective effect from the date specified by ST, and CHRT shall also pay all survey fees, amalgamation fees, legal fees (including solicitor and client costs and expense), and all other costs and charges relating thereto.

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3.30  If any damage of whatsoever nature or description shall at any time occur or be caused to the Property or any building or structure or installation thereon, or any part thereof, to forthwith give to ST and JTC written notice of the damage and to remedy the damage to the satisfaction of ST and JTC within such time as ST or JTC may specify, all at the cost of CHRT.

3.31 Not to keep or allow to be kept any livestock or other animals at the Property or any part thereof.

3.32 The licence fees and other taxable sums payable by CHRT under or in connection with the sublicence herein shall be exclusive of the goods and services tax (hereinafter referred to as "THE TAX") chargeable by any governmental, statutory or tax authority calculated by reference to the amount of the licence fees and any other taxable sums received or receivable by ST from CHRT and which tax is payable by CHRT. CHRT shall pay the tax and ST acting as the collecting agent for the governmental, statutory or tax authority shall collect the tax from CHRT together with the licence fees hereinbefore reserved without any deduction and in advance without demand on the first day of each of the months of January, April, July and October, and in the manner and within the period prescribed in accordance with the applicable laws and regulations.

3.33 Without prejudice to the generality of Clauses 3.11 and 3.12 hereinbefore appearing, CHRT shall not place, construct or erect or permit the placing, construction or erection of any building, structure or equipment whatsoever on buffers or sewer easements or other underground services (if any) within the boundary of the Property and shall comply with the requirements of the relevant governmental and statutory authorities including the Urban Redevelopment Authority and the Building Control Division of the Ministry of National Development.

3.34 Without prejudice to the generality of the rights which ST and JTC has during the licence period in respect of the Easement referred to in VML I/076384J of the Lease contained in the First Schedule hereto (hereinafter referred to as "THE EASEMENT"), to allow ST, JTC, their workmen, agents, contractors, sub-contractors and authorised lessees, tenants and licensees and their workmen and contractors a right to enter and work upon the Property free of charge for the purpose of connecting sewer pipelines, if required, into the boundary of the Property at any time during the period of the sub-licence herein PROVIDED ALWAYS THAT CHRT shall not at any time hold ST and JTC liable for any claim, demand, action, proceeding, inconvenience, loss, damage, costs or expenses of whatsoever kind or description which CHRT or any other person may suffer in connection therewith including such entry, works or pipeline or in other way connected with the Easement.

3.35 At CHRT's own cost, at all times to comply with and observe any height restriction(s) on buildings and structures at the Property as are or may be imposed by Ministry of Defence, Civil Aviation Authority of Singapore, Telecommunication Authority of Singapore, and any other governmental and statutory authority (hereinafter referred to as "THE AUTHORITIES") which height restrictions are subject to change at any time without prior notice by the Authorities. Any height restriction plan(s) which may be furnished to CHRT shall at all times be held in strict confidence and shall not be shown, revealed or copied to or by any contractor, sub-contractor, watchman, employee, agent, representative or any other person except with the prior written consent of ST and JTC.

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3.36  CHRT shall at his own cost ensure that the building, boundary walls, landscaping works fronting Woodlands Road are aesthetically designed to ST's and JTC's satisfaction.

3.37 Subject to clause 3.12 hereinbefore appearing, to ensure that the maximum height of any boundary wall or fence (including the anti-climb) erected by CHRT shall not exceed two (2) metres PROVIDED THAT boundary walls or fences (if any) shall be erected behind baphia or other hedges planted on the Property.

3.38 CHRT accepts the Property in its existing state and condition and further accepts and confirms that ST has made no representation nor given any assurance as to the present or future suitability of the Property or its surrounding or adjacent lands in relation to CHRT's use, operations or occupation at the Property.

3.39 CHRT shall observe and be bound by the provisions in the Building Agreement and the Head Lease and perform all the covenants and conditions on the part of the lessee contained in the Head Lease insofar as they relate to the Development and/or the Property.

3.40 CHRT shall not do omit suffer or permit in relation to the Development and/or the Property any act or thing which would or might cause ST to be in breach of the Building Agreement and the Head Lease or which if done omitted or suffered or permitted by ST would or might constitute a breach of the covenants on the part of the lessee and the conditions contained in the Building Agreement and the Head Lease.

3.41 CHRT shall keep ST indemnified against any actions, proceedings, claims, damages, costs, expenses, losses or liability incurred by ST arising from any breach, non-observance, or non-performance by CHRT of the aforesaid provisions, covenants and conditions in the Building Agreement and the Head Lease.

3.42 To pay all costs disbursements fees and charges legal or otherwise including stamp and registration fees in connection with the preparation stamping and issue of this Agreement and the sub-lease herein agreed to be granted and any prior accompanying or future documents or deeds supplementary collateral or in any way relating to this Agreement and the sub-lease.

3.43 To pay all costs and fees legal or otherwise, including ST's costs as between solicitor and client, in connection with the enforcement of the covenants and conditions of this Agreement and the sub-lease as well as JTC's costs if any action or omission of CHRT under this Agreement causes JTC to take action to enforce the covenants and conditions of the Building Agreement and the lease to be granted pursuant thereto.

4. It is hereby mutually agreed that until CHRT has performed all its obligations herein contained ST and JTC shall possess the rights and powers following:

4.1 The right for ST and JTC and their respective agents with or without workmen or others at all reasonable times to enter upon the Property to view the state and progress of the said buildings and works and the Development and to inspect and test the materials and workmanship in connection therewith and for any other reasonable purpose including the construction and installation of sewers drains pipes and cables on or leading from any adjoining or neighbouring land of JTC as may be required by ST or JTC.

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                                      -10-

4.2   Full right and liberty in case :

      4.2.1 any part of the Development hereby agreed to be erected be not completed and fit for immediate occupation within the period hereinbefore limited (time in this respect shall be of the essence of the contract) and in accordance in every way with the stipulations hereinbefore contained; or

      4.2.2 CHRT shall in any other way fail to perform and observe any of the stipulations on its part herein contained; or

      4.2.3 if any writ of seizure and sale or its equivalent made in respect of the Property or any structure thereon shall be enforced without the written consent of ST and JTC having first been obtained by CHRT or by the person in whose favour the writ of seizure and sale or its equivalent shall have been made, to re-enter upon and take possession of the Property and all buildings, structures, fixtures, plant material and effects whatsoever thereon with power to hold and dispose thereof as if this Agreement had not been entered into and without making to CHRT any compensation of any kind, any refund of any portion of the licence fee or any other sums or allowance for the same and this Agreement shall thereupon determine but without prejudice to any right of action or other remedy of ST for the recovery of any licence fee or monies due to it from CHRT or in respect of any breach of this Agreement PROVIDED ALWAYS THAT if the Property has been assigned by way of mortgage the provisions of this clause shall not take effect until ST or JTC has served upon the mortgagee written notice specifying the breach, and the mortgagee has failed to remedy such breach.

4.3 PROVIDED nevertheless that notwithstanding any such default as aforesaid in completing the said buildings and works ST may in its discretion give notice in writing to CHRT of its intention not to enforce the stipulations herein contained and may in its absolute discretion fix any extended period for the completion of the Development subject to such terms and conditions as ST and JTC may impose in substitution for the said period of three (3) years less one (1) day hereby fixed for such completion and thereupon the obligations hereunder of CHRT to complete the said works and to accept a sub-lease hereinafter mentioned shall be taken to refer to such substituted period.

4.4 Without prejudice to the generality of Clause 4.2 hereof full right and liberty of ST in the event that CHRT has failed to either:

      4.4.1  fulfill the investment criteria as stipulated in Clause 6; or

      4.4.2 develop the Property to the gross plot ratio specified in accordance with Clause 3.7,

      with full and absolute discretion to ST to either:

             (i) re-enter upon and take possession of the Property or any part thereof and all buildings, structures, fixtures, plant, material and effects whatsoever thereon with power to hold and dispose thereof as if this Agreement had not been entered into and without making to CHRT any compensation of any kind, any refund of any portion of the licence fee or any other sums or allowance for the same and this Agreement shall thereupon determine but without prejudice to any right of action or other remedy of ST or recovery of

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                                      -11-
                  any licence fee or monies due to ST from CHRT or in respect of any breach of this Agreement, or

             (ii) reduce the term of sub-lease to such a lesser term that JTC may grant to ST pursuant to the terms of the Building Agreement (less than (1) day) in which event CHRT shall execute such documents as ST shall deem necessary and in connection therewith, pay all costs disbursements fees and charges legal or otherwise as provided in Clause 3.43.

      PROVIDED that if the Property has been assigned by way of mortgage with the consent of ST and JTC, the provisions of this sub-clause 4.4 shall not take effect until ST or JTC has served upon the mortgagee notice in writing specifying the breach and the mortgagee has failed to remedy such breach.

5. CHRT hereby agrees that if any failure on its part to observe or perform any of its covenants contained in this Agreement results in the failure of ST to comply with its obligations under the Building Agreement and/or the Head Lease and such failure entitles JTC to re-enter upon and take possession of the Property and JTC exercises such right, then this Agreement shall forthwith terminate without ST making to CHRT any compensation or allowance for the same and without prejudice to any right of action or other remedy of ST for the recovery of any rental or monies due to it from CHRT or in respect of any breach of this Agreement.

6. If the Development shall have been completely finished to the satisfaction of and in accordance in each and every way of the plans approved by ST and JTC and the relevant Government Building Authorities (to be evidenced by their certificates in writing to that effect) within the Sub-Licence Period or of such extended period (if any) as aforesaid and if CHRT shall have performed and observed all the stipulations herein on its part contained other than such as may have been waived as aforesaid and if there shall have been a minimum investment by CHRT of $900.00 per square metre of the gross floor area of the buildings erected on the Property on buildings and civil works, (of which at least 1.0% of this investment or a minimum $75,000.00, whichever is lower, must be on landscaping with particular emphasis on the landscaping at the Property's boundaries facing Woodlands Road) and a minimum investment of $800.00 per square metre of the minimum gross floor area on plant and machinery within the Sub-Licence Period (due proof of such investment to be produced by CHRT to the satisfaction of ST and JTC on or before 15 November 2003 and if JTC has granted to ST a lease of the Property and premises together with the Development for the term of thirty (30) years from 16 May 2000 then ST shall grant and CHRT shall accept and execute a counter part of one good and sufficient sub-lease of the Property and premises to CHRT for the term of thirty (30) years from 16 May 2000 less one (1) day at the rent and in the form containing the reservation exceptions covenants conditions and provisions set forth in the SECOND SCHEDULE hereto with such modifications as circumstances may render necessary and such other covenants conditions or stipulations to be performed by CHRT governing or regulating the use of the Property as ST and JTC thinks fit with a view to preserving the value thereof or protecting the interests of CHRT, its licensees or occupiers of land or premises adjacent to the Property from any dangerous or obnoxious or otherwise harmful activities which may be carried out by CHRT whether or not such activities are incidental to CHRT's trade PROVIDED THAT until such sub-lease is executed CHRT shall be deemed to be the sub-

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                                      -12-
      lessee of the Property as though a sub-lease has been executed at the same rent and subject to the covenants and conditions contained in the SECOND SCHEDULE hereto so far as the same are applicable. In the event that ST grants to CHRT the said term for thirty (30) years less one (1) day as aforesaid, CHRT shall be permitted to remain on the Property on the day following the expiry of the Sub-Licence Period as a licensee, free of payment.

7. CHRT may, at any time during the Sub-Licence Period and any extensions thereof granted under Clause 4.3 and subject to the prior written consent and the conditions of consent of ST and JTC terminate this Agreement or surrender part of the Property PROVIDED ALWAYS THAT such termination or surrender shall be without prejudice to any right or remedy which may have or will accrue to ST prior to such termination or surrender AND PROVIDED FURTHER THAT CHRT shall in addition to the licence fee (which at the discretion of ST may be apportioned for the period commencing from the Commencement Date up to the date of delivery of vacant possession of the Property or part thereof to ST) survey fees, property tax and other charges specified herein forthwith pay to ST as liquidated damages a sum made up of firstly an amount equivalent to three (3) months' licence fee, secondly an amount equivalent to one (1) additional year's property tax and thirdly an amount of $500.00 being administrative costs or such other sum as may be determined from time to time by ST and JTC, AND PROVIDED FURTHER THAT before the delivery of vacant possession as aforesaid if ST and JTC shall so desire CHRT shall at the cost and expense of CHRT properly demolish and remove such building, structure, fixture, fitting or thing as may be stipulated in writing by ST and JTC as well as properly render the Property or part thereof as the case may be to its original state and condition and licence fee and property tax shall continue to be payable until the same has been completed to the satisfaction of ST and JTC PROVIDED ALSO THAT CHRT shall, without prejudice to Clause 3.7 and Clause 3.33, ensure that the Property and any other remaining land occupied by CHRT within Woodlands Industrial Park D comply with the setback requirements and other planning requirements and do not exceed the average maximum gross plot ratio of 1.4 after the termination or surrender.

8.    CHRT also hereby agrees as follows:

8.1 ST, JTC and CHRT shall accept and be bound by the results of the Environmental Baseline Study (hereinafter referred to as "THE FIRST BASELINE STUDY") dated April 2000 and conducted by Montgomery Watson to determine the presence of minerals and hydrocarbons on and beneath the Property.

8.2 In the event of re-entry by ST and JTC under Clause 4.2 or Clause 4.4 or before CHRT delivers possession under Clause 7 of this Agreement, (herein referred to as "THE SAID EVENT") CHRT shall at his own cost:

      8.2.1 remove all fixtures, fittings and equipment as may be required by ST and JTC;

      8.2.2 engage a reputable independent consultant to conduct another Environmental Baseline Study (hereinafter referred to as "THE SUBSEQUENT STUDY") to determine the level of minerals and hydrocarbons on and beneath the Property and submit a written copy of the Subsequent Study to ST and JTC;

      8.2.3  if the results of the Subsequent Study indicate that:

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                                      -13-

             (i) the level of minerals and hydrocarbons present at the time of the Subsequent Study exceeds that of the First Baseline Study; or

             (ii) the level of minerals and hydrocarbons is equal to or exceeds the Intervention Values of the Dutch Standards then prevailing (hereinafter referred to as "THE DUTCH STANDARD")

             whichever is less stringent (hereinafter referred to as "THE CONTAMINATION"), then CHRT shall at his own cost and within a reasonable time period (for these purposes, "REASONABLE TIME PERIOD" shall mean the length of time taken for decontamination using the then prevailing best practical technology which is commercially available) properly carry out all works necessary to decontaminate the Property to the state and condition existing at the time of the First Baseline Study or the prevailing Dutch Standard, whichever is less stringent, and to the satisfaction of the ST, JTC and the relevant governmental and statutory authorities UNLESS CHRT proves to the reasonable satisfaction of ST and JTC that the contamination is caused solely by:

             (i)  natural occurrence of minerals and hydrocarbons; or

             (ii) third parties,

             and is not in any way caused or contributed by CHRT's acts or omissions or those of its agents and PROVIDED THAT CHRT shall at all times, whether prior to or after the said Event promptly notify ST and JTC in writing after CHRT has notice of contamination entering onto or beneath the Property. Further, the parties hereto may, but shall not be obliged to, remediate or cause to be remediated any contamination solely caused by third parties or by natural occurrence to the Property and neither party shall hold the other liable in any way for the same. However, the parties hereto shall at all times comply with the requirements of the prevailing environmental laws at their own costs.

      8.2.4 reinstate the Property to its original state and condition, fair wear and tear excepted, to the satisfaction of ST and JTC (hereinafter referred to as "THE DECONTAMINATION AND REINSTATEMENT WORKS").

      8.2.5 During and for as long as CHRT shall after the said Event occupy and continue to occupy the Property or any part thereof by itself or its agents, servants, contractors or subcontractors or any other permitted persons for purposes of or in connection with the decontamination and reinstatement works or any thereof, CHRT shall be and shall be deemed to be the occupier of the Property and every part thereof for purposes of liabilities arising or which may arise under or by virtue of occupiers' liability and CHRT shall indemnify ST and JTC in relation to all such liabilities.

      8.2.6 If CHRT shall for any reason fail to carry out the decontamination and reinstatement works or to observe or perform its obligations under and in accordance with this Clause 8 or any part thereof, ST and JTC may upon re-entry or delivery of possession as the case may be, and without prejudice to any other right or remedy ST and JTC may have in law, appoint or cause to be appointed a reputable independent consultant to carry out or cause to be carried out the

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                                      -14-
             decontamination and reinstatement works or such part thereof as ST and JTC may deem fit, and all costs and expenses incurred thereby shall be recoverable by ST and JTC from CHRT as a debt.

      8.2.7 In addition ST and JTC shall be entitled to further recover from CHRT and CHRT shall pay all licence fees, tax, property tax and other amounts which ST and JTC would have been entitled to receive from CHRT had the period within which the decontamination and reinstatement works are effected by CHRT or ST and JTC been added to the period of the licence under this Agreement.

      8.2.8 CHRT shall not cause or suffer to be caused or permit entry from the Property onto or beneath any adjoining or neighbouring premises ("THE ADJOINING LAND") and minerals or hydrocarbons to a level which is in contravention of the prevailing environmental laws, or, in the absence of such laws, the prevailing Dutch Standard. If CHRT fails to comply with this clause, CHRT shall properly carry out all works necessary to decontaminate the Adjoining Land to the state and condition in compliance with such prevailing laws or Dutch Standard PROVIDED THAT:

             (i) ST and JTC shall first prove the contamination of the Adjoining Land; and

             (ii) CHRT shall not be liable for the contamination of the
                  Adjoining Land if CHRT had not caused or contributed in any way to the same by its acts or omissions.

9.    ST hereby covenants that:

9.1 it has obtained the written consent of JTC to the sub-licence and sub-lease herein;

9.2 ST shall pay the rent and all other monies and shall perform the lessee's covenants and conditions contained in the Head Lease (save for such covenants as shall be performed by CHRT pursuant to the provisions of Clause 3.42 hereof);

9.3 ST shall take all reasonable steps to obtain the consent of JTC whenever CHRT makes any request in connection with the Property that requires the approval of JTC under this Agreement or the Building Agreement;

9.4 ST will take all reasonable steps to enforce promptly the obligations undertaken by JTC under the Head Lease in the event of a breach by JTC of any of its obligations under the Head Lease and after having received notice in writing of such breach from CHRT.

10.1 All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid post (by airmail if to or from an address outside Singapore) with recorded delivery or facsimile addressed to the intended recipient thereof at its address set out below or at its last known address or at its facsimile number set out below (or to such other address or facsimile number as any party may from time to time duly notify in writing to the other) and marked to the attention of the person named below in respect of the intended recipient. Any such notice, demand or communication shall be deemed to have been duly served (if given or made by facsimile) immediately or (if given or made by letter) 24 hours after posting or (if made or given to or from an address outside Singapore) 72 hours after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly

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                                      -15-
      addressed, stamped and posted. The initial addresses and facsimile numbers of the parties for the purposes of this Agreement are:

      ST    :    SINGAPORE TECHNOLOGIES PTE LTD

                 60B Orchard Road

                 #06-18 Tower 2, The Atrium @ Orchard

                 Singapore 238891

                 Attention: Director, Finance

                 Facsimile No:



      CHRT   :   CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                 60 Woodlands Industrial Park D Street 2

                 Singapore 738406

                 Attention    : VP, Facilities

                 Facsimile No : 63604917

                 C.C.         : General Counsel

                 Facsimile No : 63604970

10.2 The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

11.1  This Agreement shall be construed and governed by the laws of Singapore.

11.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC RULES") for the time being in force which rules are deemed to be incorporated by reference into this clause. The law of the arbitration shall be the International Arbitration Act, Chapter 143A. The tribunal shall consist of one (1) arbitrator to be appointed by the Chairman of Singapore International Arbitration Centre and the language of the arbitration shall be English.

11.3 Nothing shall affect the right to serve process in any manner permitted by law.

12. A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any of its terms and conditions.

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                                     -16-

                      THE FIRST SCHEDULE ABOVE REFERRED TO

All that piece of land known as Private Lot A12787(k) at Woodlands Wafer Fab Park forming part of Government Survey Lot 3696K Mukim No.13 Sembawang and situated in the Republic of Singapore as shown on the plan annexed to the Building Agreement and estimated to contain an area of 820 square metres or thereabouts, subject to Government resurvey together with all buildings erected or to be erected thereon known as No. 60 Woodlands Industrial Park D Street 2 Singapore 738406

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                                      -17-

IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands or seals the day and year first above written.



SIGNED by Tan Ai Ching              )
                                    )
for and on behalf of                )    /s/ Tan Ai Ching
                                    )
SINGAPORE TECHNOLOGIES PTE LTD      )
                                    )
in the presence of:                 )



/s/ Cheong Kok Tim

-------------------------

Witness's signature

Name: Cheong Kok Tim

Address:



Occupation: Legal Counsel









SIGNED by Chia Song Hwee            )
                                    )
for and on behalf of CHARTERED      )     /s/ Chia Song Hwee
                                    )
SEMICONDUCTOR MANUFACTURING LTD     )
                                    )
in the presence of:                 )





/s/ Looi Lee Hwa

-------------------------

Witness's signature

Name: Looi Lee Hwa

Address: 60 Woodlands Industrial Park D, Street 2, Singapore 738406



Occupation: General Counsel & Company Secretary

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                                      -18-